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                                                                    EXHIBIT 10.3



                             OUTSOURCING AGREEMENT


                                 BY AND BETWEEN


                                BAY CITIES BANK


                                      and


                         MARSHALL & ILSLEY CORPORATION
                          acting through its division
                               M&I DATA SERVICES


                                  DATED AS OF

                               NOVEMBER 30, 1998

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                       TABLE OF CONTENTS

                                                             PAGE
                                                             ----

1. DEFINITIONS.................................................1
   1.1 Background..............................................1
   1.2 Definitions.............................................1
   1.3 References..............................................6
   1.4 Interpretation..........................................6
2. TERM........................................................7
   2.1 Initial Term............................................7
   2.2 Extensions..............................................7
3. APPOINTMENT.................................................7
   3.1 Performance by M&I Affiliates or Subcontractors.........7
   3.2 Third Party Products/Services...........................7
   3.3 Proper Instructions.....................................8
4. CONVERSION..................................................8
   4.1 Banking Applications....................................8
   4.2 Development of Conversion Plan..........................8
   4.3 Conversion Resources....................................8
   4.4 Conversion Milestones...................................9
5. BANKING APPLICATIONS SERVICES...............................9
   5.1 ADP Services............................................9
   5.2 New Services............................................9
   5.3 Automated Clearing House Services......................10
   5.4 EFD Services...........................................10
   5.5 Item Processing Services...............................10
6. RETAIL DELIVERY SYSTEMS AND SERVICES.......................10
   6.1 Home Banking Services..................................10
   6.2 Branch Automation Systems..............................11
7. BANKCARD PROCESSING FEES...................................11
8. FEES.......................................................11
   8.1 Fee Structure..........................................11
   8.2 Conversion.............................................11
   8.3 Pricing and Operational Assumptions....................12
   8.4 EFD Services...........................................12
   8.5 Training and Education.................................12
   8.6 Excluded Costs.........................................12
   8.7 Disputed Amounts.......................................13
   8.8 Terms of Payment.......................................13
   8.9 Modifications of Terms and Pricing.....................13
9. PERFORMANCE STANDARDS......................................14
   9.1 General................................................14
   9.2 Service Deficiencies...................................14
   9.3 Exclusive Remedy.......................................14
10.MODIFICATION OR PARTIAL TERMINATION........................15
   10.1 Modifications to Services.............................15
   10.2 Partial Termination by M&I............................15
   10.3 Partial Termination by Customer.......................15
   10.4 Development of Custom Software........................15
   10.5 Millennium Modifications..............................16
11.TERMINATION................................................16
   11.1 For Convenience of Default By Customer................16
   11.2 For Cause.............................................16


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
    11.3 For Insolvency.....................................16
12. SERVICES FOLLOWING TERMINATION..........................17
    12.1 Termination Assistance.............................17
    12.2 Continuation of Services...........................17
13. DAMAGES.................................................18
    13.1 Direct Damages.....................................18
    13.2 No Consequential Damages...........................18
    13.3 Equitable Relief...................................18
    13.4 Limitation of Liability............................18
    13.5 Liquidated Damages.................................18
14. INSURANCE AND INDEMNITY.................................19
    14.1 Insurance..........................................19
    14.2 Indemnity..........................................19
    14.3 Indemnification Procedures.........................20
15. DISPUTE RESOLUTION......................................21
    15.1 Representatives of Parties.........................21
    15.2 Continuity of Performance..........................21
16. REPRESENTATIONS AND WARRANTIES..........................22
    16.1 By M&I.............................................22
    16.2 By Customer........................................22
17. CONFIDENTIALITY AND OWNERSHIP...........................23
    17.1 Customer Data......................................23
    17.2 M&I Systems........................................23
    17.3 Confidential Information...........................23
    17.4 Obligations of the Parties.........................24
    17.5 Security...........................................24
18. MANAGEMENT OF PROJECT...................................24
    18.1 Account Representatives............................24
    18.2 Reporting and Meetings.............................25
    18.3 Development Projects and Technical Support.........25
19. REGULATORY COMPLIANCE...................................25
20. DISASTER RECOVERY.......................................26
    20.1 Services Continuity Plan...........................26
    20.2 Relocation.........................................26
    20.3 Resumption of Services.............................27
    20.4 Annual Test........................................27
21. GENERAL TERMS AND CONDITIONS............................27
    21.1 Transmission of Data...............................27
    21.2 Equipment and Network..............................27
    21.3 Reliance on Data...................................27
    21.4 Data Backup........................................28
    21.5 Balancing and Controls.............................28
    21.6 Use of Services....................................28
    21.7 Regulatory Assurances..............................28
    21.8 IRS Filing.........................................29
    21.9 Affiliates.........................................30
    21.10 Future Acquisitions...............................30
22. MISCELLANEOUS PROVISIONS................................31
    22.1 Governing Law......................................31
    22.2 Venue and Jurisdiction.............................31
    22.3 Entire Agreement; Amendments.......................31
    22.4 Assignment.........................................32
    22.5 Relationship of Parties............................32
    22.6 Notices............................................32
    22.7 Headings...........................................33


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
22.8  Counterparts....................................................  33
22.9  Waiver..........................................................  33
22.10 Severability....................................................  33
22.11 Attorneys' Fees and Costs.......................................  33
22.12 Financial Statements............................................  34
22.13 Publicity.......................................................  34
22.14 Solicitation....................................................  34
22.15 No Third Party Beneficiaries....................................  34
22.16 Construction....................................................  34
22.17 Acquisition/Creation of a Financial Institution.................  34
22.18 Force Majeure...................................................  35


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
Schedules
---------
   1.2         Customer Affiliates
   4.2         Conversion Plan
   5.1         ADP Services Schedule
   5.3         ACH Services Terms and Conditions
   5.4         EFD Services
   6.1         DirectPC Services
   8.1         Fee Schedule
   9.1         ADP Performance Standards
  11.1         Termination Fee


Exhibits
--------
   A           ACH Authorization Agreement
   B           Attorney-in-Fact Appointment
   C           Affidavit


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                             OUTSOURCING AGREEMENT


     This Outsourcing Agreement ("Agreement") is made as of the ___ day of November, 1998, by and between Bay Cities Bank, a ________ Corporation ("Customer") and Marshall & Ilsley Corporation, a Wisconsin corporation, acting through its division, M&I Data Services ("M&I"). "Customer" shall include all Affiliates receiving Services under this Agreement from M&I.

     In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.   DEFINITIONS

     1.1  BACKGROUND.

     This Agreement is being made and entered into with reference to the following facts:

          A. Customer provides systems development and operations, data processing, telecommunications and other information technology services for itself, and on behalf of its customers.

          B. M&I is a provider of data processing, systems development and operations, corporate support and item processing, home banking, internet banking, retail delivery services, trust data processing, and other services. M&I desires to perform for Customer the outsourcing services described in this Agreement.

          C. In reliance on its own independent analysis, and after careful evaluation of M&I's proposal and other alternatives, Customer has selected M&I to provide the Services (as defined in Section 1.2) to Customer. This Agreement documents the terms and conditions under which Customer agrees to purchase and M&I agrees to provide the Services.

     1.2  DEFINITIONS.

     The following terms shall have the meaning ascribed to them in this
Section 1.2:


                                       1


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          A.   "Account Representative" shall have the meaning set forth in
Section 18.1.

          B. "ADP Services" shall mean the Accounts Data Processing Services set forth in attached Schedule 5.1.

          C. "Additional Term" shall mean any period of extension or renewal of this Agreement established after the Initial Term pursuant to Section 2.2 of this Agreement.

          D. "Affiliate" shall mean, with respect to a party, any entity at any time Controlling, Controlled by or under common Control with, such party.
Schedule 1.2 attached hereto identifies those Affiliates of Customer for whom M&I shall provide Services under this Agreement, as of the Effective Date.

          E. "Branch Automation Agreement" shall mean the Branch Automation Agreement of even date herewith between M&I and Customer relating to the license and implementation of M&I's proprietary branch automation software.

          F. "Change in Control" shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of 12 consecutive months commencing before or after the date hereof, individuals who at the beginning of such 12-month period were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

          G. "Commencement Date" shall mean the date on which Conversion for Customer and all Affiliates identified on Schedule 1.2 has been completed.

          H.   "Confidential Information" shall have the meaning set forth in
Section 17.3 of this Agreement.

          I. "Contract Year" shall mean a period commencing on the first day of the month in which the Commencement Date occurs (and each anniversary thereof) and terminating on the last date of the preceding month occurring one
(1) year thereafter.


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

          J. "Control" shall mean the direct or indirect ownership of over 50% of the capital stock (or other ownership interest, if not a corporation) or any entity or the possession, directly or indirectly, of the power to direct the management and policies of such entity by ownership of voting securities, by contract or otherwise. "Controlling" shall mean having Control of any entity and "Controlled" shall mean being the subject of Control by another entity.

          K. "Conversion" shall mean (i) the transfer of Customer's data processing and other information technology services to the M&I systems (ii) completion of upgrades, enhancements and software modifications as set forth in this Agreement; and (iii) completion of all interfaces set forth in this Agreement and full integration thereof such that Customer is able to receive the Services in a live operating environment.

          L. "Conversion Data" shall mean the date on which Conversion for Customer or a particular Affiliate has been completed. Schedule 1.2 identifies the Conversion Date for Customer and each Affiliate identified therein.

          M. "Conversion Period" shall mean that portion of the Term beginning on the Effective Date and ending on the Conversion Date.

          N. "Core Services" shall mean services provided by M&I's Deposit System, Loan System and Customer Information System.

          O. "Customer Data" shall have the meaning set forth in Section 17.1 of this Agreement.

          P. "Damages" shall mean all direct, actual and verifiable losses, liabilities, damages and claims and related costs and expenses (including reasonable attorneys' fees and court costs, costs of investigation, litigation, settlement, judgment interest and penalties) but excluding any and all consequential, incidental, punitive and exemplary damages.

          Q.   "Effective Date" shall mean the date first set forth above.

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

          R. "Effective Date of Termination" shall mean the last day on which M&I provides the Services to Customer (excluding any Termination Assistance) following delivery of a notice of termination.

          S. "Entity" means a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

          T. "Estimated Remaining Value" shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the Term, multiplied by the average of the three (3) highest monthly Fees (but in any event no less than the Monthly Base Fee) payable by Customer during the twelve (12) month period prior to the event giving rise to termination rights under this Agreement. In the event the Effective Date of Termination occurs prior to the First Contract Year, the estimated monthly fees set forth in the Fee Schedule shall be substituted for the average monthly fees described in the preceding sentence.

          U. "Expenses" shall mean any and all direct, pass through expenses incurred by M&I for any postage, supplies, materials, travel and lodging provided to or on behalf of Customer under this Agreement.

          V.  "Federal Regulator" shall have the meaning set forth in Section
21.7.

          W. "Initial Services" shall mean those Services requested by Customer from M&I under this Agreement prior to the Conversion Date. The Services requested as of the Effective Date are set forth in the schedules attached hereto, which shall be modified to include Services requested by Customer during the Conversion Period.

          X. "M&I software" shall mean the software owned by M&I and used to provide the Services.

          Y. "Millennium Ready" shall mean the ability of the M&I Software to accurately process date/time data (including calculating, compare and sequence) from, into and between the years 1999 and 2000, including leap year calculations, to the extent that other information

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technology, used in combination therewith, properly exchanges date/time data with the M&I Software.

          Z. "Monthly Base Fee" shall mean the minimum monthly fees payable by Customer to M&I for those Services identified in the ADP Services Schedule or the Fee Schedule as being included in the Monthly Base Fee.

          AA. "New Services" shall mean any services which are identified in M&I's standard price list but not included in the Initial Services, as well as any future services developed by M&I. Upon Customer's election to receive the same New Services shall be included in the term "Services."

          BB. "Operations Center" shall mean the datacenter used by M&I to provide the Services under this Agreement.

          CC. "Performance Standards" shall mean those service levels set forth in Schedule 9.1 for the provision of ADP Services.

          DD. "Proper Instructions" shall mean those instructions sent to M&I in accordance with Section 3.3 below.

          EE. "Services" shall mean the services, functions and responsibilities described in this Agreement to be performed by M&I during the Term.

          FF. "Taxes" shall mean any manufacturers, sales, use, gross receipts, excise personal property or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege or like tax on or measured by M&I's net income, capital stock or net worth.

          GG. "Term" shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

          HH. "Third party" shall mean any Entity other than the parties or any Affiliates of the parties.

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          II.  "User Manuals" shall mean the documentation provided by M&I to
Customer which describes the features and functionalities of each of the ADP Services as modified and updated by the customer bulletins distributed by M&I from time to time.

     1.3. References. In this Agreement and the schedules and exhibits attached hereto, which are hereby incorporated and deemed a part of this Agreement, references and mention of the word "include" and "including" shall mean "includes, with limitation" and "including, without limitation", as applicable.

     1.4 Interpretation. In the event of a conflict between this Agreement and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement. The exhibits and schedules together with the Agreement shall be interpreted as a single document.

2.  TERM

     2.1 Initial Term. This Agreement shall commence on the Effective Date and end of the seventh (7th) anniversary of the last date of the month in which the Commencement Date occurs ("Initial Term").

     2.2 Extensions. Unless this Agreement has been earlier terminated, at least one (1) year prior to the expiration of the Initial Term, M&I shall submit to Customer a written proposal for renewal of this Agreement. Customer will respond to such proposal within three (3) months following receipt and inform M&I in writing whether or not Customer desires to renew this Agreement. If M&I and Customer are unable to agree upon the terms for renewal of this Agreement at least six (6) months prior to the expiration of the Initial Term, then Customer may, at its option, renew this Agreement for one (1) twelve-month period at M&I's then-current standard prices. Customer shall exercise its option, if at all, by delivering written notice to M&I at least five (5) months prior to expiration of the Initial Term.

3.  APPOINTMENT

    3.1 Performance by M&I Affiliates or Subcontractors. Customer understands and agrees that Marshall & Ilsley Corporation is a bank holding company and that the actual performance of the Services may be made by the divisions, subsidiaries and/or Affiliates of Marshall & Ilsley Corporation or its subcontractors. For purposes of this Agreement, performance of the Services by any division, subsidiary or Affiliate of Marshall & Ilsley Corporation or its subcontractors shall be deemed performance by Marshall & Ilsley Corporation itself.

    3.2 Third party Products/Services. The parties acknowledge that certain services and products necessary for the performance of the Services are being, and in the future may be, provided by Third Parties who will contract directly with Customer. M&I shall have no liability to Customer for information and products supplied by, or services performed by, such Third Parties in conjunction with the Services.

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     3.3  Proper Instructions.  "Proper Instructions shall mean those instructions sent to M&I by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail or other "on line" system or similar means of communication or given orally over the telephone or given in person by one or more of the person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to M&I which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of Customer. Proper Instructions shall specify the action requested to be taken or omitted.

4.   CONVERSION

     4.1 Banking Applications. The parties agree to use their best efforts to perform the Conversion(s) such that the Commencement Date occurs on or before February 15, 1999.

     4.2 Development of Conversion Plan. M&I has, in consultation with Customer, developed a detailed, customized plan for the Conversion (the "Conversion Plan"). The Conversion Plan includes (i) a description of the tasks to be performed for the Conversion; (ii) allocation of responsibility for each of such tasks; and (iii) the schedule on which each task is to be performed. The Conversion project leaders for each party shall regularly communicate on the progress of the Conversion, the feasibility of the Conversion Dates specified in the Conversion Plan, and such other matters which may affect the smooth transition of the Services. Customer agrees to maintain an adequate staff of persons who are knowledgeable about the banking, data processing and information technology systems currently used by Customer. Customer further agrees to provide such services and to perform such obligations as are specified as Customer's responsibility in the Conversion Plan and as necessary for Customer to timely and adequately meet the scheduled dates set forth therein. Each party shall cooperate fully with all reasonable requests of the other party made necessary to effect the Conversion in a timely and efficient manner. The Conversion Plan is attached hereto as Schedule 4.2 and may be amended by mutual agreement of the parties.

     4.3 Conversion Resources. M&I and Customer will provide a team of qualified individuals to assist in the

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Conversion effort. The anticipated team and description of their responsibilities is set forth in the Conversion Plan.

     4.4 Conversion Milestones. During each Conversion process, M&I will analyze Customer's products, the setup of bank control, analyze and verify Customer's test data, analyze Customer's training needs and perform workflow analysis. During the next phase, Customer shall verify the converted test data and identify and changes to the Conversion programs. A review ("Readiness Review") will then be performed as a dress rehearsal to ensure that M&I and Customer are prepared to proceed with the Conversion. M&I and Customer shall mutually agree to and sign off on the Readiness Review assuring that each Entity is prepared to proceed with the Conversion. The stabilization phase takes place approximately three (3) to four (4) weeks prior to Conversion, during which time software programs, bank control and interface tables are completed and stabilized. Changes, if any, are managed and required approval of both M&I and Customer. Finally, the Conversion phase includes the Conversion weekend and Conversion week support. The M&I project team manages the Conversion weekend, working with Customer's existing processors to meet targeted deadlines. During the Conversion week, M&I will provide support on site for Customer. On a daily basis, M&I and Customer will have status update meetings to understand levels of self sufficiency and areas requiring attention.

5.   BANKING APPLICATION SERVICES

     5.1 ADP Services. M&I agrees to provide Customer with the ADP Services set forth on Schedule 5.1 ("ADP Services Schedule") in accordance with the applicable User Manuals.

     5.2 New Services. If Customer wishes to receive any New Service which is identified on M&I's then-current standard price list, Customer shall notify M&I and the parties shall implement the same in accordance with a mutually acceptable schedule. If the New Service is not identified on M&I's then-current standard price list, Customer shall submit a written request to M&I in accordance with Section 18.3 of this Agreement. Nothing contained herein shall obligate M&I to develop a New Service for Customer.

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
     5.3 Automated Clearing House Services. The automated clearing house services ("ACH Services") included in the ADP Services Schedule shall be subject to the terms and conditions set forth on attached Schedule 5.3.

     5.4 EFD Services. The electronic funds delivery services ("EFD Services") shall be provided by M&I subject to the terms and conditions set forth on attached Schedule 5.4.

     5.5. Item Processing Services.

          A. M&I shall perform for Customer those certain Item Processing Services described in Schedule 5.5 for which Customer agrees to pay M&I in accordance with the fees specified in the Fee Schedule.

          B. M&I and Customer agree to perform their respective responsibilities associated with Item Processing Service in accordance with the procedures established by M&I as modified from time to time. A copy of M&I's procedure has been or will be provided to Customer.

          C. M&I agrees that solely with respect to the Item Processing Services provided under Schedule 5.5, such Item Processing Services shall be performed in a commercially reasonable manner and no other or higher degree of care. M&I assumes no other obligation as to performance or quality of the Item Processing Services provided. M&I shall not be responsible for any loss or damage to Customer arising as a result of any action or inaction on the part of M&I including, but not limited to, indirect, incidental, or consequential damages, lost profits, or business operation loss. In the event of errors resulting from M&I provision of the Item Processing Services, M&I's sole obligation and Customer's sole remedy, shall be for M&I to correct such errors, if possible, and to review its systems and procedures for the purpose of implementing changes to prevent a future occurrence of a similar error.

6.   RETAIL DELIVERY SYSTEMS AND SERVICES

     6.1 Home Banking Services. M&I agrees to provide Customer with the account accessiblility, fund transfer,


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
account balance inquiry, bill payment and other remote access banking services, via telephone or personal computer ("DirectPC Services") or via the Internet ("DirectNet Services") as set forth on attached Schedule 6.1.

     6.2 Branch Automation Systems. M&I agrees to provide the licenses, products, interfaces and network management associated with the automation of Customer's branch offices, in accordance with the Branch Automation Agreement.

7.   BANKCARD PROCESSING SERVICES INTENTIONALLY OMITTED

8.   FEES

     8.1 Fee Structure. Schedule 8.1 attached hereto (the "Fee Schedule") sets forth the costs and charges for the ADP Services and Customer agrees to pay M&I the fees specified in the Fee Schedule for the ADP Services rendered by M&I. These costs and charges are included in one or more of the following categories:

          (i)  one-time fees associated with the Conversion;

         (ii) the Monthly Base Fee, a minimum monthly fee, for certain bundled data processing Services based on data processing volume; increases in actual volumes shall result in additional charges as further described in the Fee Schedule;

        (iii) an hourly or daily fee for programming, training and related Services requested by Customer; and

         (vi) optional fees based on M&I's then current published price list for New Services not included in the foregoing categories.

     8.2 Conversion. Customer agrees to pay M&I the fees relating to the Conversion on the terms and conditions set forth on the Fee Schedule ("Conversion Fees"). In addition to the Conversion Fees, Customer agrees to reimburse M&I (i) for all Expenses reasonably incurred in connection with the Conversion; (ii) for all Conversion charges of accounts or

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
products not identified by Customer in the Conversion Plan as of the Effective Date; (iii) for M&I personnel or any independent contractors who perform Conversion or related services which are identified as the responsibility of the Customer in the Conversion Plan; and (iv) for Conversion related charges which may arise after the Conversion.

     8.3 Pricing and Operational Assumptions. The Fee Schedule sets forth the operational and pricing assumptions made by M&I following completion of its preliminary due diligence of Customer's requirements and its evaluation of information provided by Customer. If the parties determine that one or more of the pricing or operational assumptions listed in the Fee Schedule is inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement.

     8.4 EFD Services. In addition to the charges specified on the Fee Schedule, Customer shall be responsible for all interchange and network provider fees and all dues, fees and assessments established by and owed to Visa and/or MasterCard for the processing of Customer's transactions, and for all costs and fees associated with changes to ATM ("ATM") protocol caused by Customer's use of the EFD Services.

     8.5  Training and Education.

          A. M&I shall provide training in accordance with the training schedule developed pursuant to the Conversion Plan. The sessions shall be held at an M&I datacenter location to be determined by M&I. Customer shall be responsible for all Expenses incurred by the participants and M&I's trainers in connection with such education and training.

          B. M&I will provide to Customer, at no charge, one set of each of the User Manuals. When the User Manuals are updated, M&I will provide the updates to Customer at no additional charge. Additional sets of the User Manuals may be purchased by Customer at M&I's then current published price list.

     8.6 Excluded Costs. The fees set forth in the Fee Schedule do not include shipping and courier costs,

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telecommunication charges, Expenses, Third Party pass-through charges, workshop fees, training fees, late fees or charges and Taxes.

     8.7 Disputed Amounts. If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good faith discussions between the parties, Customer shall pay the amounts due under this Agreement less the disputed amount, and the parties shall diligently proceed to resolve such disputed amount. An amount will be considered disputed in good faith if (i) Customer delivers a written statement to M&I on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, (iii) such dispute has been submitted by Customer for resolution, and (iv) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.

     8.8 Terms of Payment. All "one-time" fees shall be paid to M&I as set forth in the Fee Schedule. Customer shall pay the Monthly Base Fee in advance on the first day of the calendar month in which the Services are to be performed. To effect payment, Customer hereby authorizes M&I to initiate debit entries from and, if necessary, initiate credit entries and adjustments to Customer's account at the depository institution designated in the ACH Authorization Agreement attached hereto as Exhibit A, which shall be executed by Customer contemporaneously with the execution of this Agreement. All other amounts due hereunder shall be paid within thirty (30) days of invoice, unless otherwise provided in the Fee Schedule. Customer shall also pay any collection fees and Damages incurred by M&I in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.

     8.9  Modification of Terms and Pricing.

          A. Following any Event of Default by Customer and pending completion of the dispute resolution procedures set forth in Article 15, Customer agrees that all charges for Services shall be computed using M&I then-current standard published prices, paid in advance. Upon Customer's cure of all such defaults, the pricing terms shall revert to that which were in place prior to the defaults.

          B. All charges for Services shall be subject to the annual adjustments set forth in the Fee Schedule.

9.  PERFORMANCE STANDARDS

     9.1 General. Except as otherwise specified in this Agreement, M&I agrees to perform the Services in a commercially reasonable manner and with no other or higher degree of care. Subject to the nonoccurrence of an event of force majeure and the performance of Customer's obligations essential to M&I's performance of its obligations, M&I agrees that during the Term, M&I will perform the ADP Services in accordance with the Performance Standards set forth on attached
Schedule 9.1.

     9.2 Service Deficiencies. If Customer is aware that any defect exists in the Services, Customer shall be responsible for making whatever appropriate adjustments may thereafter be necessary to mitigate adverse effects on Customer until M&I corrects the defect and, if requested by Customer, M&I will, at M&I's expense, assist Customer in making such corrections through the most cost-effective means, whether manual, by system reruns or program modifications. M&I will, where reasonable, make every effort to correct any known material defect as soon as commercially reasonable at M&I's expense.

     9.3 Exclusive Remedy. Customer will notify M&I in writing if the Performance Standards are not achieved, and M&I shall have ninety (90) days to meet the Performance Standards. If after ninety (90) days the Performance Standards still have not been met, the Customer may terminate the Agreement without penalty or payment of any Termination Fee upon giving M&I at least thirty (30) days' prior written notice after the expiration of the ninety
(90) day cure period.

10.  MODIFICATION OR PARTIAL TERMINATION

     10.1 Modifications to Services. M&I may modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems at any time to: (i) improve the Services or (ii) facilitate the continued economic provision of the Services to Customer or M&I, provided that the functionality of the Services is not materially adversely affected.

     10.2 Partial Termination by M&I. M&I may, at any time, withdraw any of the Services (other than the Core Services) upon providing ninety (90) days' prior written notice to Customer. M&I may also terminate any of the Services immediately upon any final regulatory, legislative, or judicial determination that providing such Services is inconsistent with applicable law or regulation or upon imposition by any such authority of restrictions or conditions which would detract from the economic or other benefits to M&I or Customer to any element of the Services. In the event a Service included as a material part of the Monthly Base Fee is terminated by M&I, the parties agree to negotiate in good faith an appropriate reduction in the Monthly Base Fee. If M&I terminates any Service which is part of the Initial Services, M&I agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service.

     10.3  Partial Termination by Customer.

          A. Customer agrees that, during the Term, Customer shall obtain exclusively from M&I all of its data processing requirements covered by the Initial Services. If Customer breaches the foregoing covenant, Customer shall pay M&I a Termination Fee for the discontinued Service, as liquidated damages and not as a penalty, in accordance with Schedule 11.1.

          B.  For all New Services, Customer may terminate the same upon ninety
(90) days prior written notice to M&I, without payment of any Termination Fee, except that in the event of termination of all Services under the Agreement, the provisions of Article 11 shall apply.

     10.4 Development of Custom Software. M&I reserves the right to determine the programming (whether hardware or software) utilized by M&I with the equipment used in fulfilling its duties under this Agreement. All programs

(including ideas and know-how and concepts) developed by M&I are and shall remain M&I's sole property. Any writing or work of authorship created by M&I in the course of performing the Services under this Agreement, even if paid for by Customer, shall be the property of M&I ("Developed Software"). M&I may make such Developed Software available to any of its other customers; provided, however, if Customer has paid for such Developed Software and M&I offers, as part of M&I's standard price list, a separate service resulting exclusively from such Developed Software, M&I will refund, or credit, to Customer a portion of any amounts paid for such Developed Software on terms and conditions agreed to by the parties prior to commencement of work on the Developed Software.

     10.5 Millennium Modifications. The M&I Software shall be modified to be Millennium Ready on or before December 31, 1998. Any modification to the M&I Software to make it Millennium Ready shall be made by M&I at no additional charge to Customer, provided, however, that any testing requirements imposed on Customer by any Federal Regulator shall be performed by M&I at Customer's sole cost and expense at M&I's then-current standard rates.

11.  TERMINATION

     11.1 For Convenience or Default By Customer. The terms and conditions set forth in attached Schedule 11.1 shall govern the early termination of this Agreement (or any Service which is part of the Initial Services) by Customer for convenience, or termination for cause by M&I pursuant to Sections 11.2 or 11.3 below.

     11.2 For Cause. If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty
(30) days after being given notice specifying the nature of the failure, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination.

     11.3 For Insolvency. In addition to the termination rights set forth in Sections 11.1 and 11.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination.

12.  SERVICES FOLLOWING TERMINATION

     12.1 Termination Assistance. Commencing six (6) months prior to the expiration of the Term of this Agreement, or upon any termination of this Agreement for any reason, M&I shall provide Customer, at Customer's expense, all necessary assistance to facilitate the orderly transition of Services to Customer or its designee ("Termination Assistance"). As part of the Termination Assistance, M&I shall assist Customer to develop a plan for the transition of all data processing services from M&I to Customer or its designee on a reasonable schedule developed by Customer. Prior to providing any Termination Assistance, M&I shall deliver to Customer a good faith estimate of all such Expenses and charges including, without limitation, charges for custom programming services. Customer understands and agrees that all Expenses and charges for Termination Assistance shall be computed in accordance with M&I's then-current rates for such products, materials and services. Nothing contained herein shall obligate Customer to receive Termination Assistance from M&I.

     12.2 Continuation Of Services. If Customer terminates this Agreement for convenience, upon at least ninety (90) days' prior written request of Customer, M&I may, at its discretion, continue to provide Customer all data processing related Services at M&I's then-current standard prices, for a maximum period of six (6) months following the Effective Date of Termination.

13.  DAMAGES

     13.1 Direct Damages. Each party shall be liable to the other party solely for Damages arising out of or relating to their respective performance or failure to perform under this Agreement.

     13.2 No Consequential Damages. Neither Customer nor M&I shall be liable for, nor will the measure of any damages in any event include, any indirect, incidental, punitive, special or consequential damages or amounts for loss of income, profits or savings arising out of or relating to performance or failure to perform under this Agreement, even if such party has been advised of the possibility of such losses or damages.

     13.3 Equitable Relief. Either party may seek equitable remedies, including specific performance and injunctive relief, for a breach of the other party's obligations under Section 17 of this Agreement, prior to commencing the dispute resolution procedure set forth in Section 15.1 below.

     13.4 Limitation of Liability. Notwithstanding any provision in this Agreement, M&I's total liability under this Agreement shall not exceed payments made to M&I by Customer under this Agreement during the three (3) months prior to the event. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement be brought, after one (1) year from the date on which the cause of action arose; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

     13.5 Liquidated Damages. Customer acknowledges that M&I shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

14.  INSURANCE AND INDEMNITY

     14.1 Insurance. Throughout the Term of this Agreement, M&I shall maintain at all times at its own cost and expense:

               1. Commercial General Liability Insurance covering its premises, including bodily injury, property damage, broad form contractual liability and independent contractors, with primary limits of not less than two million dollars ($2,000,000).

               2. Fidelity Insurance covering employee dishonesty with respect to all aspects of the Services, in an amount not less than ten million dollars ($10,000,000).

               3. Workers' Compensation Insurance as mandated or allowed by the state in which the Services are being performed, including at least five hundred thousand dollars ($500,000) coverage for Employer's Liability.

               4. All Risk Property Insurance in an amount adequate to cover the cost of replacement of all equipment, improvements, and betterments at M&I locations in the event of loss or damage.

      14.2 Indemnity. The following obligations shall apply to claims made by Third Parties arising out of the events described in this Section 14.2:

            A. By Customer. Customer shall indemnify M&I from, defend M&I against, and pay any final judgments awarded against M&I, in connection with
(i) the inaccuracy or untruthfulness of any representation or warranty made by Customer to M&I, (ii) Customer's violation of Federal, state, or other laws or regulations, (iii) work-related injury or death caused by Customer or its employees or agents, (iv) tangible personal or real property damage or financial or monetary loss incurred by M&I resulting from Customer's acts or omissions, or those of its employees or agents, (v) the data, information and/or instructions furnished by Customer and any inaccuracy or inadequacy therein as set forth in Section 21.3, (vi) Customers failure to maintain adequate records as set forth in Section 21.4, (vii) Customer's failure to comply with TIN requirements under Section 21.8, and (viii) those matters included in attached Schedule 6.1. Customer shall be responsible for any costs and Expenses incurred by M&I in connection with the enforcement of this Paragraph A.

          B. By M&I. M&I shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, in connection with: (i) any claim by a Third Party that the Services or M&I's software infringe upon any patent, copyright or trademark of a Third Party under the laws of the United States; (ii) the inaccuracy or untruthfulness of any representation or warranty made by M&I to Customer; (iii) M&I's violation of Federal, state, or other laws or regulations; (iv) work-related injury or death caused by M&I, its employees, or agents; and (v) tangible personal or real property damage resulting from M&I's acts or omissions. M&I shall be responsible for any costs and Expenses incurred by Customer in connection with the enforcement of this Paragraph B.

     14.3 Indemnification Procedures. If any Third Party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

15.  DISPUTE RESOLUTION

     15.1 Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the Account Representatives. If the Account Representatives are unable to resolve the dispute within five (5) business days after referral of the matter to them, the managers of the Account Representatives shall attempt to resolve the dispute. If, after five (5) days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute. If, after five
(5) days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 15.1, except to the extent necessary to preserve its rights or maintain a superior position.

     15.2 Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 15, M&I shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to M&I in a timely manner.

16.  REPRESENTATIONS AND WARRANTIES

     16.1 By M&I.  M&I represents and warrants that:

         A. Capability of Computer Systems and Software. M&I's computer systems (hardware and software) are capable of performing the Services in accordance with the provisions of this Agreement.

         B. User Manuals. The reports made available to Customer shall be in substantial conformity with the User Manuals, as amended from time to time, copies of which have been, or will be, provided to Customer.

         C. Rights. M&I has the right to provide the Services hereunder, using all computer software required for that purpose.

         D. Organization and Approvals. M&I is a validly organized corporate entity with valid authority to enter into this Agreement. This Agreement has been duly authorized by all necessary corporate action.

         E. Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 16.1, M&I DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     16.2  By Customer.  Customer represents and warrants that:

         A. Organization. It is a corporation validly existing and in good standing under the laws of the state of its incorporation;

         B. Authority. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by Customer and this Agreement is enforceable in accordance with its terms against Customer; and

         C. Approvals. No approval, authorization or consent of any governmental or regulatory authorities required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

17.  CONFIDENTIALITY AND OWNERSHIP

     17.1 Customer Data. Customer shall remain the sole and exclusive owner of all Customer Data and other Confidential Information (as hereinafter defined), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer's premises. "Customer Data" means any and all data and information of any kind or nature submitted to M&I by Customer, or received by M&I on behalf of Customer, in connection with the Services.

     17.2 M&I Systems. Customer acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by M&I, except with respect to Customer's use of the same during the Term to process its data.

     17.3 Confidential Information. "Confidential Information" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such, including without limitation with respect to Customer, all Customer Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence of the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any third party without the prior written consent of the other.

     17.4 Obligations of the Parties. M&I and Customer shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any third party utilized hereunder that M&I and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party's obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

     17.5 Security. M&I shall be responsible for, and shall establish and maintain safeguards against, a disaster, loss or alteration of the Customer Data in the possession of M&I. Such safeguards shall be no less rigorous than that M&I uses to protect its own data of a similar nature.

18.  MANAGEMENT OF PROJECT

     18.1 Account Representatives. Each party shall cause an individual to be assigned ("Account Representative") to devote time and effort to management of the Services under this Agreement following the Conversion. Neither party shall reassign or replace its Account Representative during the first six (6) months of his or her assignment without the consent of the other party, except if such individual voluntarily resigns, is dismissed for cause, or is unable to work due to his or her death or disability.

     18.2 Reporting and Meetings. Within sixty (60) days after the Effective Date, the parties shall mutually agree upon (a) an appropriate set of periodic reports to be issued by M&I to Customer during the Conversion Period and during the remainder of the Term; and (b) an appropriate set of periodic meetings to be held between the Account Representatives during the Conversion Period and the remainder of the Term; and (b) an appropriate set of periodic meetings to be held between the Account Representatives during the Conversion Period and the remainder of the Term. Meetings shall be held to review performance, changes, resource utilization and such other matter as appropriate.

     18.3 Development Projects and Technical Support. Upon Customer's written request, M&I will develop and provide to Customer a good faith estimate of any additional charges which Customer may incur in connection with the operation of any new software, major modification or enhancements developed by M&I or the acquisition of Third Party software. Customer agrees that M&I will have the opportunity to bid on and be considered for all software development, maintenance and other technology projects related to the Services that Customer wishes to implement. Nothing contained herein shall obligate M&I to develop enhancements requested by Customer.

19.  REGULATORY COMPLIANCE

     A. Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by M&I) the federal and state laws, rules and regulations pertaining to Customer's business (the "Legal Requirements"). Customer shall be responsible for selecting the processing parameter settings, features and options (collectively, the "Parameters") within M&I's system that will apply to Customer and for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients. In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals. M&I shall perform system processing in accordance with the Parameters selected by the Customer.

     B. Subject to the foregoing, M&I shall perform an ongoing review of federal regulations, M&I shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws and regulations applicable to such features and functions, in a non-custom environment. For any new federal laws and regulations, M&I will perform a business review, with input from M&I's customers and user groups. If M&I elects to support a new federal law or regulation through changes to M&I's service bureau software, M&I shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws and regulation. In all other circumstances relating to regulatory compliance of the Services, including state laws and regulation, the provisions of Section 5.2 above (New Services) shall apply.

     C. In any event, M&I shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws and regulations applicable to the Services being provided by M&I to Customer, including in those instances when M&I has elected to, but it is not commercially practicable to, modify M&I's service bureau software prior to the regulatory deadline for compliance.

20.  DISASTER RECOVERY

     20.1  Services Continuity Plan.   M&I shall maintain throughout the Term
of the Agreement a Services Continuity Plan (the "Plan") in compliance with all regulatory requirements. "Disaster" shall have the meaning set forth in the Plan. Review and acceptance of Plan as may be required by any applicable regulatory agency shall be the responsibility of Customer. M&I shall cooperate with Customer in conducting such reviews as such regulatory agency may from time to time reasonably request. A detailed Executive Summary of the Services Continuity Plan has been provided to Customer. Updates to the Plan shall be provided to Customer without charge.

     20.2  Relocation.   If appropriate, M&I shall relocate all affected
Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements.

     20.3 Resumption of Services. The Plan provides that, in the event of a Disaster, M&I will be able to resume the Services in accordance therewith within the time periods specified in the Plan. In the event M&I is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without penalty upon written notice to M&I delivered within forty-five (45) days after declaration of such Disaster.

     20.4  Annual Test.   M&I shall test its Plan by conducting one (1) test
annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

21.  GENERAL TERMS AND CONDITIONS

     21.1  Transmission of Data.   The responsibility and expense for
transportation and transmission of, and the risk of loss for, data and media transmitted between M&I and Customer shall be borne by Customer. Data lost by M&I following processing, including loss of data transmission, shall either be restored by M&I from its backup media or shall be reprocessed from Customer's backup media at no charge.

     21.2  Equipment and Network.   Customer shall obtain and maintain at its
own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services. Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer's datacenter and the Operations Center. M&I maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines but M&I shall not be responsible for the continued availability or reliability of such communications lines.

     21.3  Reliance on Data.   M&I will perform the Services described in this
Agreement on the basis of information furnished by Customer. M&I shall be entitled to rely upon any such data, information, or instructions as provided by Customer. If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to M&I for processing at the earliest possible time.

     21.4  Data Backup.   Customer shall maintain adequate records for at least
ten (10) business days including (i) microfilm images of items being transported to M&I or (ii) backup on magnetic tape or other electronic media where transactions are being transmitted to M&I, from which reconstruction of lost or damaged items or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

     21.5  Balancing and Controls.   Customer shall (a) on a daily basis,
review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by M&I; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and nondollar transactions were correctly entered. Customer shall be responsible for initiating timely remedial action to correct any improperly processed data which these reviews disclose.

     21.6  Use of Services.   Customer assumes exclusive responsibility for the
consequences of any Proper Instructions Customer may give M&I, for Customer's failure to properly access the Services in the manner prescribed by M&I, and for Customer's failure to supply accurate input information; Customer agrees that, except as otherwise permitted in this Agreement or in writing by M&I, Customer will use the Services only for its own internal business purposes to service its banking customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.

     21.7  Regulatory Assurances.   M&I and Customer acknowledge and agree that
the performance of these Services will be subject to regulation and examination by Customer's regulatory agencies to the same extent as if such Services were being performed by Customer. Upon request, M&I agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse M&I for reasonable costs actually incurred due to any such examination or regulation that is performed solely for the purpose of examining Services used by Customer.

     A. Notice Requirements. Customer shall be responsible for complying with all applicable governmental agency, which shall include providing timely and adequate notice to the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable (collectively, the "Federal Regulators"), as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

     B. Examination of Records. The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer's business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from M&I any reports, summaries, or information contained in or derived from data in the possession of M&I related to the Customer. M&I shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer's records maintained by M&I, if M&I is permitted to make such a disclosure to Customer under applicable law or regulations. Customer agrees that M&I is authorized to provide all such described records when formally required to do so by a Federal Regulator.

     C. Audits. M&I shall cause a Third Party review of the Operations Center and related internal controls, to be conducted annually by its independent auditors. M&I shall provide to Customer, upon written request, one copy of the audit report resulting from such review.

     21.8 IRS Filing. Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer's payees and customers and agrees to attest to this compliance by an affidavit provided annually.

Customer authorizes M&I to act as Customer's agent and sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form. Exhibit B (Attorney-in-Fact Appointment) and Exhibit C (Affidavit) shall be executed by Customer contemporaneously with the execution of this Agreement. Customer acknowledges that M&I's execution of the Form 4804 Affidavit on Customer's behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements.

     21.9 Affiliates. Customer agrees that it is responsible for assuring compliance with this Agreement by those Affiliates receiving Services under this Agreement. Customer agrees to be responsible for the submission of its Affiliates' data to M&I for processing and for the transmission to Customer's Affiliates of such data processed by and received from M&I. Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

     21.10 Future Acquisitions. Customer acknowledges that M&I has established the Fee Schedule and enters into this Agreement on the basis of M&I's understanding of the Customer's current need for Services and Customer's anticipated future need for Services as a result of internally generated expansion of its customer base. If the Customer expands its operations by acquiring Control of additional financial institutions or the Customer experiences a Change in Control (as hereinafter defined), the following provisions shall apply:

     A. Acquisition of Additional Entities. If Customer acquires Control after the date hereof of one or more bank holding companies, banks, savings and loan associations or other financial institutions that are not currently Affiliates, M&I agrees to provide Services for such new Affiliates and such Affiliates shall automatically be included in the definition of "Customer"; provided that (a) the Conversion of each new Affiliate must be scheduled at a mutually agreeable time (taking into account, among other things, the availability of M&I Conversion resources) and must be completed before M&I has any obligation to provide Services to such new Affiliate; (b) the Customer will be liable for any and all Expenses in connection with the Conversion of such new Affiliate; and (c) Customer shall pay Conversion
Fees in an amount to be mutually agreed upon with respect to each new Affiliate.

     B. Change in Control of Customer. If a Change in Control occurs with respect to Customer, M&I agrees to continue to provide Services under this Agreement; provided that (a) M&I's obligation to provide Services shall be limited to the entities comprising the Customer prior to such Change in Control and (b) M&I's obligation to provide Services shall be limited in any and all circumstances to the number of accounts and items processed in the 3-month period prior to such Change in Control occurring plus 25%.

22.  MISCELLANEOUS PROVISIONS

     22.1 Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

     22.2 Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

     22.3 Entire Agreement; Amendments. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between M&I and the Customer with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the exhibits and schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

     22.4 Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) M&I's consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution having a capital and surplus, so long as the provisions of Section 21.10 are complied with; and (b) M&I may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any entity which is a successor to the assets or the business of the M&I Data Services division of M&I.

     22.5 Relationship of Parties. The performance by M&I of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency's relationship between Customer and M&I, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and M&I.

     22.6 Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

     In the case of Customer:   Bay Cities Bank
                                500 North Westshore Blvd.,
                                Suite 1000
                                Tampa FL 33634
                                Attn: Timothy A. McGuire
                                      President

     For Billing Purposes:
                             --------------------------------------------------
                             --------------------------------------------------
                             --------------------------------------------------
                             --------------------------------------------------

     In the case of M&I:     M&I Data Services
                             4900 West Brown Deer Road
                             Brown Deer WI 53223
                             Attn: Thomas R. Mezera
                                   Vice President
                                   Sales & Marketing
                                   Norrie J. Daroga
                                   Vice President and
                                   General Counsel

     22.7 Headings. Headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement.

     22.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

     22.9 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

     22.10 Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. Articles 11, 13 and 17 shall survive the expiration or earlier termination of this Agreement for any reason.

     22.11 Attorneys' Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys' fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

     22.12 Financial Statements. M&I agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within 45 days after such document is made publicly available.

     22.13 Publicity. Neither party shall use the other parties' name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release. Customer agrees that neither it, its directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party.

     22.14. Solicitation. Neither party shall solicit the employees of the other party during the Term of this Agreement, for any reason.

     22.15 No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and M&I.

     22.16 Construction. M&I and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to Customer and M&I associated with their respective obligations under this Agreement and the payments to be made to M&I and the charges to be incurred by M&I pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

     22.17 Acquisition/Creation of a Financial Institution. This Agreement shall terminate immediately in the event Customer fails to create a de novo, or acquire an existing, financial institution, whose data is to be processed under this Agreement by June 30, 1999 and neither party shall have any further liability to the other hereunder, provided Customer will pay M&I for all costs actually incurred by M&I related to this Agreement through February 28, 1999, not to exceed sixty five thousand dollars ($65,000), which shall be exclusive of the amounts paid by Customer upon execution of this Agreement as provided for in the Fee Schedule.

     22.1B Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names as of the date first above written.



          MARSHALL & ILSLEY CORPORATION ("M&I")
          4900 W. Brown Deer Road
          Brown Deer, WI 53223



          By:
                 ---------------------------------
          Name:  Patrick C. Foy
          Title: President, Outsourcing Business
          Group



          By:
                 ---------------------------------
          Name:  Thomas R. Mezera
          Title: Vice President, Sales & Marketing



          BAY CITIES BANK ("Customer")
          500 North Westshore Blvd., Suite 1000
          Suite 1000



          By:    /s/ Timothy A. McGuire
                 --------------------------
          Name:  Timothy A. McGuire
          Title: President

                                                                       EXHIBIT A


                            AUTHORIZATION AGREEMENT


     The undersigned ("Customer") hereby authorizes M&I Data Services, a division of the Marshall & Ilsley Corporation, ("M&I") to initiate debit entries and to initiate, if necessary, credit entries and adjustments for any excess debit entries or debit entries made in error, to Customer's account indicated below and the depository named below, to debit and/or credit the same such account.

This authority is to remain in full force and effect for the period coinciding with the term (and any renewals thereof) of the Outsourcing Agreement made the ___ day of November 1998, and any addenda thereto (the "Agreement"), pursuant to the terms and conditions specified in the Agreement.


DEPOSITORY NAME:         -------------------------------------

ADDRESS:                 -------------------------------------

CITY/STATE/ZIP:          -------------------------------------

TELEPHONE NUMBER:        -------------------------------------

ROUTING TRANSIT NUMBER:  -------------------------------------

ACCOUNT NUMBER:          -------------------------------------



                                        BAY CITIES BANK ("Customer")


                                        By: /s/ TIMOTHY A. MCGUIRE
                                           --------------------------------
                                        Name:   Timothy A. McGuire
                                        Title:  President

                                                                       EXHIBIT B

                          ATTORNEY-IN-FACT APPOINTMENT

     Customer hereby appoints M&I Data Services, a division of the Marshall & Ilsley Corporation ("M&I") as: (1) customer's attorney-in-fact and empowers M&I to authorize the Internal Revenue Service (IRS) to release information return documents supplied to the IRS by M&I to states which participate in the "Combined Federal/State Program"; and (2) Customer's agent to sign on Customer's behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any successor form.

                                             BAY CITIES BANK
                                             ("Customer")

                                             By: /s/ Timothy A. McGuire
                                                 ------------------------------
                                             Name:   Timothy A. McGuire
                                             Title:  President

                                                                       EXHIBIT C

                                   AFFIDAVIT

STATE OF FLORIDA      )
                      )SS.
COUNTY OF HILLSBOROUGH)

I, Timothy A. McGuire, being first duly sworn, on oath, depose and say:

     1. I am an employee of Bay Cities Bank. I have personal knowledge of my employer's practices with regard to procuring and reporting tax identification numbers (TINs) and authority to execute this Affidavit on my employer's behalf.

     2. Bay Cities Bank has complied with all laws, regulations, procedures, and requirements in attempting to secure correct TINs for its payees. This compliance has been pursued with due diligence, and any failure to secure correct TINs is due to reasonable cause.

                                             /s/ Timothy A. McGuire
                                             -------------------------
                                             Customer's Representative

Subscribed and sworn to before me
this 30th day of November, 1998.

Hillsborough County Notary Public
My Commission expires: 6/1/02
[NOTARY SEAL]

                                   SCHEDULE 1.2

                                   AFFILIATES

                                  SCHEDULE 4.2

                                CONVERSION PLAN

The schedule listed below has been developed based on the information provided to date. Time frames and activities are subject to change as the project is further defined.

Weeks Prior
To Conversion  Event
--------------------------------------------------------------------------------
8 Weeks        Project Kickoff Meeting
               A kickoff meeting is held at the bank to introduce M&I Conversion Project Management to the bank's project team. The overall conversion process will be reviewed. Specific details will be discussed regarding project scope, roles and responsibilities, conversion major events, and critical success factors.

8 Weeks        Equipment/Network Plan Development
               Based on the Equipment/Network Assessment, an Equipment/Network Plan with a network design and hardware/software requirements will be developed.

7 Weeks        Product Mapping
               Meetings will be conducted with M&I product support representatives to review the business processes supported by the bank based on the product knowledge of bank personnel, current application documentation, and conversion file record layouts. Each field will be discussed for clarification and determination of the corresponding use on the M&I System. All backroom support will be reviewed, a general training plan will be developed, and enhancements will be identified.

6 Weeks        Train The Trainer
               Key individuals from the bank will attend application training at M&I to help with conversion analysis and to prepare to train others at the bank.
               The network to support all bank locations will be installed. As a general rule, one terminal will be installed at each location in preparation for Readiness Review. The remainder of the equipment will be installed during the last few days before the conversion.

1 Week         Readiness Review
               This is a three-day test of our preparedness for the live conversion with M&I project staff on-site for support. Test scripts will be distributed to bank personnel at each location for data entry on the training bank. Nightly posting will be run with item capture test files as input, reports will be produced, and the test bank will be balanced each day. Bank personnel will be asked to support all functions of this test using operational procedures from data entry to balancing. This will give bank staff a chance to practice using the system and gain confidence before dealing with their customers in a production environment. It also will serve to validate network configuration, interface processes, staff training, and operational procedures. Issues will be identified and addressed.

2 Weeks        Staff Training
               The end user training completed by key individuals from the bank

0 Weeks        Conversion Support On-Site
               The M&I project manager and product support representatives will be on-site the week following conversion to support bank personnel.

                                  SCHEDULE 5.1

                                  ADP SERVICES

Deposit Services (5,500 Accounts)            IRS Reporting Services
---------------------------------            ----------------------
 - Accounts                                  IRS Government Reporting System
   - Demand                                   - Base Fee
   - Money Market                             - On-line Transactions
   - Savings                                  - Tax Payer Information Services
   - NOW Accounts
   - Line of Credit Accounts                 Currency Transaction Reporting
   - Time Deposit Accounts                   ------------------------------
 - Transactions                               - Base Fee
 - Check Ordering - On-line (Deluxe           - CTR Forms 4789 (22 forms)
   Chex Systems)
 - Custom Statement Formatter -              Safe Deposit
   Deposit Statement Plus (one of four       ------------
   standard statement formats)                - Base Fee
 - Exception Processing - On-line             - Boxes (100)
 - Integrated Funds Management
   System (IFMS) - Deposit to                Loan Services (1,500 Notes)
   Deposit, Deposit to other M&I             ---------------------------
   Applications                               - Loans (Commercial, installment,
 - Transaction Retention (60 days)              mortgage, floor plan, revolving
 - Retirement Account Reporting                 credit)
 - Miscellaneous Features (items not          - Checks
   included in price book; supplied at no     - Collateral Processing (2,500
   charge to customer)                          items)
   - Employee Security                        - Coupon Book Orders
   - Overdraft Protection                     - Escrow Analysis
   - User Defined Notices                     - Escrow (Tax/Insurance)
   - Statement Messages                       - Investor Reporting (FNMA or
   - Kiting Suspect Detection                   FHLMC)
   - Escheatment Suspect Processing           - Customer Notices
   - Relationship Service Charging            - Tape/Transmission Processing -
                                                Credit Bureau Tapes
On-line Services                              - Miscellaneous Features (items
----------------                                not included in price book;
On-Line Teller                                  supplied at no charge to
 - Base Fee                                     customer)
 - Accounts                                     - Charge-off Processing
 - Deposit Live Log Transactions                - Loan Form Messages
 - No Book Transactions                         - Commitment Processing
 - Tellerlink                                   - Insurance Reserves
                                                - Participations
                                                - Customer Notices

On-line Collections/Queuing            Customer Information System (CIS)
 - Active/Inactive Accounts (25)        (7,600 Accounts)
Letter Writer                            - Base Fee
 - Nightly Batch Printed Letters         - Customers
 - Print Immediate Letters               - Accounts
                                         - Combined Statement Processing
Tickler System                             - Base Fee
 - Base Fee                                - Account Fee (250)
 - Tickler Items
                                        Account Analysis
On-line Inquiry Generator                - Account Processing (50)
 - Custom Screens - (10)                 - Statement Processing
                                         - CSF Statement Processing Premium
User-Defined Security
 - Protected Functions                  Customer Profitability
                                         - Accounts(100)
Financial Control (General Ledger)
(500 Accounts)                          Information Desktop
 - Base Fee                              - InFormatter Report Production (100
 - Detail Accounts                         deposit reports and 100 loan reports)
 - Transactions
 - Application Interface
   - Base Fee
   - Tables for Interface
 - Financial Control On-line
   - On-line Account Inquiry
   - On-line Report Inquiry
   - On-line Transaction History
 - Standard Descriptions
 - Transaction Journal Daily (Snapshot)

Automated    Clearinghouse    (ACH)
Originating
 - NACHA Format Mainframe
   Transmission   (1)
 - Transmissions Transactions (15)

Automated    Clearinghouse    (ACH)
Receiving
 - Base Fee
 - Transactions (500)

                             Services Schedule 5.1
               ADP Services Not included in the Monthly Base Fee

Additional Services

EFT Services
     - Network Administration Fee
     - Terminal Support for 1 terminal
     - Transaction Switching/Routing (1,500 transactions per month)
     - Cardbase Management
       -Base Fee
       -Cardholders (500 cardholders)
     - Transaction Authorization (On-Us);
       Positive Balance Authorization (1,500 per month)
     - PIN Production/Mailing (10 cards per month)
     - Card Production
       - Mailed direct to cardholder
       (10 cards per month)

VISA Check Card
     - Cardholders (500)
     - Transactions Authorized/Settlement
       (2,790 transactions authorized)
     - Lost/Stolen Cards Reported (2)
     - VISA Compliance Fee

Information Services
     - Management Date Warehouse
       - Report Edge (Ad Hoc Reports)
     - Data Solution
       - Call Report Interface
       - Asset/Liability Interface
     - Report Edge CPU Usage (estimated at 2,500 CPU seconds)

Home Banking Services
Telephone Banking
       - DirectVoice Shared VRU (3,000 transfers and inquiries)
PC Banking/Direct Business
     - Monthly Minimum

Communications Maintenance

Branch Automation Maintenance

Account Reconciliation
     - Plan 3
       - Base Fee (1 Account)
       - First 1,000 Items
     - Transmission Output(1)

CFI Laser Pro Interface Maintenance

                                  SCHEDULE 5.3

                                  ACH SERVICES



     A.   Definitions.   The following terms, as referenced from the NACHA
Rules, shall have the following meanings for the purposes of the Agreement:

          1. "Applicable Law" means the NACHA Rules, the rules of local ACH Associations, the rules of any and all ACH Operators, and other applicable law.

          2. "Automated Clearing House Operator" or "ACH Operator" means the central clearing facility, operated by a Federal Reserve Bank ("FRB") or a private organization, which receives entries from the ODFI or the Third Party processor acting as an agent for the ODFI, and distributes entries to the appropriate RDFI or the Third Party processor acting as an agent for the RDFI, and performs the settlement functions for the affected financial institutions.

          3. "Originating Depository Financial Institution" or "ODFI" means the institution that receives the payment instructions from the Originators and forwards the entries to the ACH Operator.

          4. "Originator" means a person that has authorized an ODFI to transmit a credit or debit entry to the deposit account of an RDFI.

          5. "Receiving Depository Financial Institution" or "RDFI" means the institution that receives ACH entries from the ACH Operator and posts them to the accounts of its depositors.

     B. General. Customer hereby authorizes M&I to initiate and receive automated clearing house debit and credit entries, adjustments to debit entries and credit entries to Customer's account to be set up during the Conversion Period, to credit and/or debit the same to such account, and to provide various ACH services, as described below, to Customer pursuant to the terms and conditions specified in this Schedule 5.3. The ACH entries covered shall hereinafter be referred to as the "ACH Entries." Except as otherwise provided herein, the terms used in this

Schedule 5.3 shall have the same meanings as ascribed to such terms in the Operating Rules of the National Automated Clearing House Association, as in effect from time to time (the "NACHA Rules").

     C. ACH Services.

          1. M&I shall act as Customer's agent for initiating and transmitting ACH Entries to the appropriate ACH Operator. In addition, M&I shall act as Customer's agent for receiving ACH Entries from an ACH Operator. For all ACH Entries initiated by M&I pursuant to this Agreement, Customer, and not M&I, shall be the ODFI when M&I receives payment instructions directed to Customer's routing number from an Originator, or the RDFI when M&I receives ACH Entries directed to Customer's routing number from an ACH Operator.

          2. M&I shall transmit ACH Entries in accordance with the format requirements of the NACHA Rules to an ACH Operator using Customer's Routing Number. M&I shall receive ACH Entries on behalf of Customer that are transmitted to M&I by an ACH Operator. M&I shall provide reports to Customer, as described in the ACH User Manual. If agreed to between Customer and M&I, M&I shall provide for the posting of ACH Entries to Customer deposit accounts.

          3. All warranties of an ODFI or RDFI prescribed under Applicable Law shall be in effect and applicable to Customer, and not M&I, with respect to all ACH Entries.

          4. M&I may provide additional ACH Services as requested by Customer and agreed to by M&I in writing.

     D. M&I PC ACH Services. Customer may provide its business depositors with personal computer access to M&I's ACH Services in accordance with the ACH User Manual (the "PC ACH Service"). Customer shall be responsible for informing M&I prior to permitting a new depositor to begin using the PC ACH Service. Customer also shall inform M&I whether any credit limit shall apply to the ACH Entries of a depositor utilizing the PC ACH Service.

     E.   Customer Depositor Inquiries; Erroneous or Rejected ACH Entries.

          1. Customer shall be responsible for handling all inquiries of its depositors regarding ACH Entries, including inquiries regarding credits or debits to a depositor's account resulting from an ACH Entry. M&I agrees to reasonably assist Customer in responding to such inquiries by providing information to Customer concerning ACH Entries.

          2. As described in the ACH User Manual, M&I shall provide reports to Customer showing errors and rejections resulting from ACH Entries transmitted on behalf of Customer during a particular day. It shall be Customer's responsibility to research and correct such ACH Entries.

     F.   Credit Limits.

          1. Customer may from time to time establish one or more credit limits applicable to ACH Entries involving a particular depositor or all depositors of Customer. Such credit limits shall be established by written notice from Customer and shall be implemented by M&I as soon as reasonably practicable.

          2. In the event that an ACH Entry exceeds a credit limit communicated to M&I by Customer, M&I shall promptly give oral or written notice to Customer. Customer may either approve the ACH Entry as an exception to the credit limit, request that it be held over to the next day, or reject such ACH Entry provided, however, that any exception to the credit limit must be approved in writing by Customer.

     G.   User Manuals.

          1. M&I shall provide Customer with a copy of the ACH User Manual and any updates to such manual. Customer agrees to comply with the requirements of such manual.

          2. It shall be Customer's responsibility, and Customer is authorized, to forward a copy of the applicable portion of the ACH User Manual, and any updates thereto, to Customer's depositors that utilize the PC ACH Service.

     H. NACHA Rules. Prior to providing ACH origination services, Customer shall enter into an agreement with the Originator in compliance with the NACHA Rules, including but not limited to the requirement of the NACHA Rules that such agreement include a provision whereby the Originator agrees to be bound by the NACHA Rules. M&I shall have no responsibility for ensuring that the Originators have entered into such agreements.

     I.   Limitation On Liability.

          1. M&I is acting solely in its capacity as agent for Customer in connection with the initiation, transmission and receipt of ACH Entries on behalf of Customer. As agent, M&I shall be under no obligation to provide funds to any party to settle for any ACH Entry received or initiated by M&I. Upon notification from Customer of the occurrence of an error or omission with respect to an ACH Entry, M&I shall promptly furnish corrected ACH Entry(ies) to an ACH Operator, unless the NACHA Rules prohibit the processing of the correct ACH Entry(ies). Notwithstanding any provision in the Agreement to the contrary, M&I's liability to Customer for claims arising out of the ACH Services performed by M&I pursuant to this Schedule 5.3 shall be limited to the extent of errors and omissions which are caused by M&I's gross negligence or willful misconduct and which cannot be remedied through the processing of appropriate corrected ACH Entry(ies).

          2. M&I shall make reasonable efforts to deliver ACH Entries to Customer or to an ACH Operator, as appropriate, prior to any applicable deadline for such delivery. M&I does not guarantee timely delivery. M&I shall have no liability to Customer as a result of any late delivery, except to the extent such late delivery is (i) caused by the gross negligence or willful misconduct of M&I and (ii) made more than 24 hours after its scheduled deadline.

                                  SCHEDULE 5.4

                                  EFD SERVICES

     A.   Definitions.   The following terms, as referenced from the NACHA
Rules, shall have the following meanings for the purposes of the Agreement:

          1. "Account" shall mean any account maintained by Customer's depositors and includes a checking, savings, NOW, money market or other asset account or credit card account or any one of the various loan accounts or lease accounts.

          2. "ATM" shall mean the cash disbursement automated teller machines and/or script dispenser or other similar device which conforms to M&I's standards.

          3. "Card" shall mean a plastic card issued by or on behalf of Customer to Customer's Cardholders for use in effecting Transactions at Terminals.

          4. "Cardholder" shall mean any person who has, or is authorized to use, an Account with Customer and to whom a Card and/or PIN is issued for use in originating Transactions.

          5. "Credit Card" means any Card that primarily accesses an account which is an asset of the Customer or a Third Party for whom Customer is an agent and who issues the Card.

          6. "Debit Card" shall mean any Card that primarily accesses an Account which is a liability of the Customer.

          7. "EFD Services" shall mean the electronic funds delivery Services set forth in this Schedule 5.4.

          8. "Item" means any electronic message which communicates and effects a Transaction between Customer and its depositors through a Terminal and which includes the date, type and amount of such Transaction, identification of the depositor, the Customer, the Terminal, the location of the Terminal, the PIN and authorization codes.

          9.   "MasterCard" shall mean MasterCard International, Inc.

          10. "Network" shall mean a shared electronic funds transfer system operating under a common name whereby financial institutions are available to route, process and settle certain financial Transactions.

          11. "PIN" shall mean a Cardholder's personal identification number which is used by the Cardholder at the Terminals as one means of identification of such Cardholder.

          12.  "POS" means point of sale.

          13. "Terminal" means an ATM, a POS device, or any other device which directly or indirectly is supported by M&I and meets the specifications of M&I.

          14. "Transaction" shall mean any function supported by M&I and attempted by Cardholders or others at a Terminal and includes: (a) cash withdrawals from an Account; (b) deposit to an Account; (c) balance inquiries regarding an Account; (d) transfer from one Account to another Account; (e) payment enclosed for Credit Cards and loans; and (f) POS authorizations and settlement.

          15.  "Visa" shall mean VISA U.S.A., Inc.

     B. Customer shall execute applications for membership in Visa and/or MasterCard. M&I agrees to assist Customer in obtaining sponsorship by an appropriate bank, if necessary. Customer shall provide M&I with copies of its fully executed Visa and/or MasterCard membership agreements promptly after receipt by Customer.

     C. Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa and/or MasterCard and shall be solely responsible, as between Customer and M&I, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer's failure to comply with the same. Customer agrees to maintain an account with a bank approved by M&I and Customer hereby authorizes M&I to charge any amounts due to M&I, for EFD Services, against any credits due to Customer to Customer's account whether or not such charges create overdrafts.

     D. Customer understands and agrees that M&I may terminate EFD services immediately in the event M&I's access to any Network is terminated by the Network provider.

                                  SCHEDULE 5.5

                            ITEM PROCESSING SERVICES

 1. Bulkfile - Pull daily exception items based on customers decisions from exception file, maintain inventory control, perform monthly statement sort, daily fine sort GL, cash and savings items if required by customer, retain truncated items 90 days, repair DDA debit rejected items.

 2. Inclearings - Receive and capture for posting on-us items from FRBJAX. Microfilm checks during item capture.

 3. Mail Services - Meter all USPS out going mail and make available for pre-sort vendor pick-up. Track and invoice customer for postage and pre-sort expense used.

 4. Microfiche - Produce fiche of item processing reports on a daily basis, POD and Inclearing capture runs.

 5. Outgoing Return - Receive return decision from customer, based on their policy. Pull items identified by the customer for return, mark them accordingly, and prepare items for return.

 6. Proof Encoding - Receive proof work from customer location, Debit first transaction sequence, MICR encode items for high speed sorter processing, prepare proof corrections according to customer guidelines.

 7. Research - Perform research request per instruction loaded on M&I A.S.I. System.

 8. Incoming Returns - Receive and process according to customer provided policy incoming return items. Create return item notices and forward items and notices to the Bank.

 9. Statement Rendering - Fold, insert items and/or marketing fliers and meter statements within time frames. Process special handling accounts, (e.g. serial sort and special instruction statements), distribute accordingly, insert missing/extra item notice when applicable.

10. Item Capture - Capture POD/inclearings on high-speed sorter, balance, and produce transit cash letters.

                                  SCHEDULE 6.1

                               DIRECTPC SERVICES

Definitions

     In addition to terms defined in the Agreement, the following terms shall have the respective meanings set forth below:

     "ACH" shall mean automated clearing house services.

     "Billable Account" shall mean a DDA account to which M&I shall make ACH debit or credit entries for the M&I DirectPC Services.

     "Business Day" shall mean Monday through Friday, excluding Federal banking holidays.

     "Depositor" shall mean any individual or small business depositor maintaining a DDA account with Customer.

     "Depositor Services" shall mean the services provided to Users which are the responsibility of Customer to provide, as summarized in the Implementation Guide.

     "Depositor Services System" shall mean the procedures, systems, and software M&I has developed to coordinate the enrollment of Depositors on, and their use of, the M&I Home Banking System, as set forth in the Implementation Guide.

     "DDA Account" shall mean a demand deposit account.

     "IVR (Interactive Voice Response) Systems" shall mean the IVR hardware and software, if any, provided by M&I pursuant to this Agreement for the purpose of enabling Users to utilize touch-tone telephones to access the M&I Home Banking System and receive the M&I DirectPC Services.

     "Implementation Guide" shall be the documentation provided by M&I to Customer relating to the M&I

DirectPC Services, as well as any updates and revisions thereto.

"M&I Banking Software" shall mean the personal computer ("PC") software provided by M&I pursuant to this Agreement and residing on the User's PC, for the purpose of enabling Users to access the M&I Home Banking System and receive M&I DirectPC Services.

"M&I DirectPC Services" shall mean the combination of account accessibility, fund transfers, account balance inquiry and transaction summary services, as well as bill payment services, all of which are identified in Exhibit A attached hereto and described in greater detail in the Implementation Guide.

"M&I Home Banking System" shall mean the electronic banking and information system which enables the Customer to provide, through M&I, the M&I DirectPC Services to its Depositors.

"M&I Software" shall mean the M&I proprietary software residing and operating on M&I's computers which are part of the M&I Home Banking System.

"Multiple Access" shall mean the ability of Users to use a touch tone telephone or a PC, or both to access the M&I Home Banking System and receive the M&I DirectPC Services.

"PIN" shall mean the personal identification number assigned to each User in addition to the Password, to enable such User to access and receive the M&I DirectPC Services, if such option is selected by Customer.

"Password" shall mean the personal identification number assigned to each User and authorized by M&I, to enable such User to access and receive the M&I DirectPC Services by use of a touch tone telephone.

"Service Levels" shall mean the standards set forth in Exhibit B attached hereto.

"Trial" shall mean the one-month period following the Commencement Date during which the Customer fully tests the M&I DirectPC Services and finalizes the processes, procedures, employee training, and marketing programs. During the Trial, the minimum monthly fees shall be as set forth in Exhibit C attached hereto.

     "User" shall mean a Depositor who is authorized by Customer to access the M&I DirectPC Services through a PC or IVR and uses his or her assigned PIN or Password to access and utilize the M&I Home Banking System.

     "User Data" means any and all data and information of any kind or nature relating to any Depositor or User submitted to or learned by M&I in connection with the M&I DirectPC Services including, but not limited to, bill payment data.

Business Relationship

     M&I's Responsibilities

     M&I shall provide to Customer the M&I DirectPC Services in accordance with the Implementation Guide and the Service Levels. The M&I Direct PC Services shall be implemented by Customer in accordance with the implementation schedule (the "Implementation Schedule") set forth in the Implementation Guide. As to any individual User, such services shall be commenced pursuant to the User Set-Up and Withdrawal Procedures set forth in the Implementation Guide.

     Customer Responsibilities

     Customer shall pay for the Services in accordance with Exhibit C, commencing on the Commencement Date. If Customer fails to implement the M&I DirectPC Services on or prior to the Commencement Date, Customer shall nevertheless pay M&I the minimum monthly fees commencing on the Commencement Date. Customer shall arrange for distribution of the M&I Banking Software and Customer will provide Users with the User License Agreement set forth on Exhibit D attached hereto, and all disclosures required under all applicable federal, state and local laws, rules and regulations

     ("Applicable Law") necessary to have Multiple Access to the M&I DirectPC Services.

Grant Of Licenses

     Service Marks And Trademarks

     While the Agreement is in effect, Customer grants to M&I a non-exclusive, non-transferable license to use mutually agreed upon service marks and trademarks of Customer in connection with private labeling the M&I DirectPC Services to Depositors.

     M&I Banking Software/M&I Software

     While the Amendment is in effect, M&I grants to Customer a non-assignable, non-transferable license to provide the M&I Banking Software to Users for the User's use and to permit the Users to use the M&I Software solely to receive the M&I DirectPC Services.

     Marketing Rights

     While the Agreement is in effect, M&I grants to Customer a non-assignable, non-transferable right to market the M&I DirectPC Services to Depositors.

Warranties

     Warranties By M&I:

     M&I represents and warrants to Customer follows:

     a. Customer Service Marks and Trademarks. M&I shall not use any of Customer's service marks and trademarks except for the purpose of identifying the M&I DirectPC Service to Users.

     b. Ownership. M&I has the right to offer the M&I DirectPC Services to Customer as provided herein; the M&I Banking Software does not violate any patent, copyright, trademark or other proprietary right or interest of any Third Party under United States law.

     c. No Viruses. The M&I Banking Software, at the time it leaves M&I's custody and control, shall be free of viruses, worms, time bombs, logic bombs, trap doors, Trojan horses, or similar malicious instructions, techniques, or devices capable of disrupting, disabling, damaging, or shutting down a computer system or software or hardware component thereof.

     d. Performance. The M&I DirectPC Services shall be performed in a professional and competent manner in accordance with the provisions of this Schedule.

     e.   Year 2000. The M&I Banking Software shall be Millennium Ready.

     f. Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION, M&I DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Warranties by Customer:

     Customer Represents and Warrants to M&I as follows:

          Approvals. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Schedule.

  Problem Resolution Procedures/Compliance

     The Implementation Guide sets forth the problem resolution procedures for Users and Customer to follow in resolving issues, to the extent mandated under federal banking and consumer protection laws. M&I shall make available to Customer summary reports from M&I's call center, logging calls received from the

     Users. If such reports are not sufficient in detail or in frequency to meet Customer's requirements, M&I agrees to customize such reports at M&I's then current rates for such services, following an estimate and written approval and payment of such estimate by Customer.

Service Levels

     Throughout the Term, M&I and its subcontractors, if any, shall provide the M&I DirectPC Services in accordance with the Service Levels. Problems with the Services shall be handled by M&I (or its subcontractors) pursuant to the Problem Resolution Procedures. Upon receipt of a notice from Customer or a User pursuant to the Problem Resolution Procedures with respect to any failure to provide any M&I DirectPC Service in accordance with the applicable Service Level, M&I shall commence to: (a) perform a root-cause analysis to identify the cause of such failure; (b) provide Customer with a report detailing the cause of, and procedure for correcting, such failure; and (c) correct such failure. M&I or its subcontractors shall be responsible for late charges and/or penalties incurred by a User due to a failure to perform by M&I or its subcontractors in accordance with the Guidelines set forth in the table in Exhibit B.

Indemnification

     The following shall be added to Customer's indemnities under Section 14.2(B) of the Agreement: (a) failure of Customer to provide Users with all disclosures as set forth in Section 2.2 above; (b) tortious acts or omissions by the Users; (c) any unauthorized transactions conducted by Users; (d) insufficient funds in any User's DDA Account to cover bill payments initiated by such User; and (e) any breach by a User of the User License Agreement included in the User Kit delivered to the User.

Third-Parties

     Subcontracting

Customer acknowledges that M&I may subcontract the bill payment portion of the M&I DirectPC Services to be provided hereunder to Travelers Express Company, Inc., a Minnesota Corporation ("TECI"). All M&I DirectPC Services performed by TECI and any other Third-Party subcontractor of M&I shall be deemed to have been performed by M&I, and M&I shall be fully responsible and fully liable to Customer for all such services performed by TECI and any other Third-Party subcontractor of M&I, in accordance with the provisions of this Agreement.

Settlement Of Funds

Customer understands that it is fully responsible for the availability of good funds necessary to settle the bill payment activities of its Users initiated through the use of the M&I DirectPC Services. M&I shall initiate debit ACH entries against each User's DDA Account for bill payment activities initiated by the User.

Third-Party Products

Customer understands and agrees that M&I may use Third-Party products in connection with the M&I DirectPC services offered hereunder. These products may include firewall security, web server software and encryption software. The Third-Party software used by M&I as of the Effective Date is set forth on Exhibit D attached hereto. Customer agrees that M&I shall not have financial responsibility or legal liability to Customer in connection with the performance or non-performance or such Third-Party software. The foregoing limitations shall not affect M&I's obligation to meet the Service Levels set forth on this Agreement.

                                   EXHIBIT A
                                       TO
                                  SCHEDULE 6.1

                      DESCRIPTION OF M&I DIRECTPC SERVICES

Account Accessibility

Users will be able to retrieve information regarding all accounts that are linked to the Customer's primary CIS numbers. Users can access their accounts via PC software.

Bill Payments

Users shall be able to pay any merchant currently on the M&I Home Banking System and to add merchants to the system.

- Users shall be able to schedule payments up to 364 days in the future.

- Users shall be able to schedule bill payments to occur on a regular basis: weekly, monthly, quarterly, semi-annually or annually.

- Users shall be able to review, change, and cancel scheduled future or recurring payments

Funds Transfer

- Users shall be able to designate accounts on which they may perform transfers.

- Users shall be able to transfer funds between any of Customer's accounts which have been set up on M&I's Integrated Funds Management System (IFMS).

Transactions Summary

Users shall be able to obtain an interim statement that shall include all account activity to date (up to 90 days), provided Customer sets up its "bank control" features under the M&I Home Banking System to provide such account activity.

Implementation and Project Management

- M&I will assign an Account Manager who will be responsible for deploying M&I personnel for systems implementation.

- Implementation shall be conducted by the parties pursuant to the terms of the Implementation Guide and the Implementation Schedule together which describe and establish milestone dates for all of the steps involved in setting up, testing, and launching the agreed-upon services at Customer. It provides guidelines to help Customer establish the M&I Direct PC Service features that Customer will offer, provides points of contact at M&I, and such other information as necessary for Customer to start the implementation process, and provides a vehicle for Customer to provide to M&I the information M&I requires to implement and support the M&I DirectPC Services.

Account Management Services

The Account Manager will be responsible for overseeing the systems implementation process, Customer's pilot test, launch, and ongoing service offering as set forth in the Implementation Guide and the Implementation Schedule. The Account Manager will also be responsible for M&I's ongoing relationship with Customer and serve as the primary point of contact for Customer's product and senior management.

Training Services

M&I shall provide such training services for Customer employees at M&I's facilities in Milwaukee, Wisconsin sufficient to enable such trainees to administer for Customer the services provided by M&I and its approved subcontractor hereunder, as well as to enable such trainees to train other Customer employees in such administration. Customer shall reimburse M&I for all reasonable travel and living expenses associated with such training, pursuant to a mutually agreed to budget.

Diskette Production

Pursuant to the terms of the Implementation Guide, M&I shall create Customer-branded diskette labels and carriers for the software for the fees set forth in Exhibit C.

MIS Reports

M&I shall provide usage reports monthly to Customer to assist Customer in monitoring product performance and Service Levels.

Fulfillment Services

M&I shall perform fulfillment services for Customer for such fees as are set forth in Exhibit C. These services shall include at a minimum:

- Maintaining inventory of each of Customer's User Kit fulfillment materials (including welcome letters, User terms and conditions, Customer branded manuals, and software), which materials shall be updated by Customer from time to time pursuant to the terms of the Implementation Guide.

- Collating and packaging all User Kit materials

- Mailing User Kit packages (postage paid for by M&I and reimbursed by Customer)

- Creating and mailing secure passwords

- Mailing additional material, such as replacement software if required, and information updates requested by users or deemed appropriate by Customer, or by M&I with Customer's reasonable approval.

                                   EXHIBIT B
                                       TO
                                  SCHEDULE 6.1

                                 SERVICE LEVELS

     1.   Debit to User Account

          Current Payment: Debit User DDA within 2 Business Days after the User submits the request for payment (as predicated by the current ACH process).

          Future and Recurring Payments: Debit User's DDA within 2 Business Days after the payment date entered (User must set up the future and recurring payment as at least 5 days prior to the actual due date).

     2. Credit to vendor (payee) sent the next Business Day after the User submits request for payment (as stated above for current, future and recurring). Average length of time from User payment request and posting of credit by payee is as follows:

          Check:    5 business days (subject to U.S. Postal Service)

          Electronic:    1 business day

     3. User Kits sent no later than 5 Business Days after M&I or its subcontractor receives User authorization information. Server will be updated with user information by the day the User Kit is mailed.

     4. File server will be available to Users with not less than 98% up time.

     5. 95% of all bill payment customer service calls will be answered within one minute.

     6. User service calls will be returned within one Business Day. M&I or its subcontractor will use all reasonable efforts to resolve an issue within 3 Business Days. If any issue is reported orally, M&I or its subcontractor may require that the User sends the complaint or question in writing within 10 Business Days. Results of investigation will be communicated within 10 Business Days after M&I or its subcontractor hears from the User and M&I will correct errors promptly. If M&I needs more time, M&I may take up to 45 days to investigate the complaint or question. If M&I needs to do this, it will recredit the User's DDA Account within 10 Business Days for the amount the User believes is in error. If M&I asks the User to put the complaint or question in writing and it does not receive it within 10 Business Days, M&I may not recredit the DDA Account. If M&I determines there was no error, it will send a written explanation within three Business Days after the investigation is finished.

     7. M&I or its subcontractor must hear from the User no later than 60 days after they receive the FIRST statement on which the problem or error is reported.

     8. Technical support help-line hours:

                             24 hours  7 days/week

     9. Technical support service levels:

        - Average call queue time of less than 60 seconds
        - Average call abandonment rate of less than 5%
        - Average first call resolution rate of 75%
        - Average initial call resolution rate 12 minutes
        - One hour response time to voice messages (messages left after hours will be returned the next Business Day)

                      Late Charges And Penalty Guidelines

The parties agree the responsibility for paying any late charges and/or penalties incurred due to a late payment to a vendor (payee) shall be as follows:

                                                        Responsibilities For
                                                             Paying Late
Reason For Late Payment                                   Charges/Penalties
--------------------------------------------------------------------------------
                                                   M&I       CUSTOMER       USER

Lost, Cannot Determine Reason                       X

Not Sent as Scheduled                               X

Sent to Wrong Location                              X

U.S. Mail Delay                                                                X

Delay by Merchant                                                              X

Failure of Customer to Maintain                                 X
 Database

Intervention by Customer                                        X

Incorrect Entry by Customer                                     X

Scheduled Incorrect Number of Days                                             X
 before Due Date

Scheduled Incorrectly                                                          X

Incorrect Account Information                                                  X
 Supplied by User

A late payment to a vendor (payee) is defined as a payment that has not arrived at the vendor (payee) within the allowable number of days stated in the Implementation Guide at the time the User scheduled the payment.

Late Charges
M&I or its subcontractor will reimburse any payee-imposed late fees, up to $50.00, incurred by any User which is not waived or reversed by the payee, provided the payment resulting in such a late fee was scheduled and initiated by the User in accordance with approved payment timelines, as shown in M&I's product literature and support materials, and furthermore if M&I is the responsible party under the above-mentioned Guidelines.

                                   EXHIBIT C
                                       TO
                                  SCHEDULE 6.1

                            DIRECTPC/DIRECTBUSINESS

                                  FEE SCHEDULE

Implementation Fees

 * $40,000  Implementation Fee
 * $ 10.00  New User Set Up Fee per User

Monthly Fees

 * $ 5.00   per User Fee - includes 24x7 customer service
 * $  .35   Per bill payment

Monthly Minimum Fee

 * $2,000

Miscellaneous Fees

 * $15.00   Return Item Fee - per occurrence (bill payment)
 * $15.00   Stop Payment Fee - per stop payment request (bill payment)
 * $ 6.25   Per transmission - batch files
 * $ 2.00   Per User Kit - User kit fulfillment (optional)
 * $  .08   Per minute - adjusted based on current carrier's published fee schedule

Notes:

 * Telecommunications fees are the responsibility of the Financial Institution
 * Prices are subject to change on an annual basis per the terms stated in the Outsourcing Agreement
 * Customization and branding of diskettes is included in the above pricing
 * Depositor logo bit map must meet the following standards:

     * File Extension:               *.bmp
     * File Size:                    Not to exceed 48.OKB
     * Bit Map Dimensions:           Not to exceed 6" x 7"

      * Colors:                Any
      * Format                 PC (Mac version not supported)

If the above requirements are not met and M&I needs to make adjustments to the bit map, the time involved will be billed to the Customer at M&I's then-current standard rate.

                                   EXHIBIT D
                                       to
                                  SCHEDULE 6.1

                            DIRECTPC/DIRECTBUSINESS

                             USER LICENSE AGREEMENT

     IF YOU OPEN THE USER KIT, YOU AGREE TO THESE TERMS AND CONDITIONS FOR THE PRODUCT INCLUDED IN THE KIT.

     The Product is licensed, not sold. M&I Data Services, a division of Marshall & Ilsley Corporation ("M&I") grants you a year license for use of the Product only in the United States of America. You obtain no rights other than those granted to you under this Agreement.

     "Product" means the original and all copies of it, including modified copies or portions merged into other programs. M&I retains title to the Product and M&I owns all copyrights in the Product. The user kit contains additional documentation and information on the Product.

I. Grant Of License. M&I hereby grants you the license to:

- Use the Product on only one machine at any one time,
- Copy the Product for backup or archival purposes only, and
- Transfer possession of the Product to another party.

     If you transfer the Product, you must transfer a copy of this Agreement, the user kit, and all documentation and at least one complete, unaltered copy of the Product to the other party. At the same time, you must destroy all other copies of the Product in your possession. At such time, your license will be terminated and the other party agrees to the terms and conditions contained in this Agreement in order to use the Product. You must also reproduce any copyright notices on each copy of the Product.

     This license expressly does not permit you to: use, copy, modify, merge, or transfer copies of the Product except as provided in this Agreement;

- Reverse assemble or reverse compile the Product; or

- Sublicense, lease, rent or assign the Product to any other person or entity.

II. No Warranty.

     This Product is provided to you in "AS IS" condition without any warranty of any kind. If the media on which the Product is delivered to you is defective, M&I will replace the media if the defective media is returned to M&I within ten
(10) days after receipt by you. This replacement obligation does not apply to any media which is damaged, altered or abused.

     THE FOREGOING MEDIA WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY INTO FITNESS FOR A PARTICULAR PURPOSE.

                                  SCHEDULE 8.1

                                  FEE SCHEDULE

                                Pricing Summary

A. Monthly Base Fee

               Account Volume Tiers               Monthly Base Fee
     CIS Accounts 0 - 7,600                            $8,000
     Deposit Accounts 0-5,500
     Loan Notes 0 - 1,500
     General Ledger Accounts 0 - 500

     * "Account Volume" is defined as the
     aggregate of total open Deposit
     Accounts, open Loan Notes, CIS and
     General Ledger Accounts. Unless
     otherwise stated, those services listed
     on the Summary of Services, are included in the monthly base fee for the duration of the contract. A monthly fee adjustment will be made for each account, within each application over the initial volume shown according to the following schedule:

            Account Volume Tier 2                 Monthly Base      Plus Per Account
                                                      Fee            Price/Per Month
     CIS Accounts 7,601 and over                   $8,000              $ .026
     Deposit Accounts 5,501 and over                                   $ .57
     Loan Notes 1,501 and over                                         $ .86
     General Ledger Accounts 501 and over                              $ .38

B.   Estimate of Monthly Fees for Additional Items

Information Services

     -    1 Information Desktop Maintenance Fee        $   125
     -    1 Asset Liability Download Fee               $   100
     -    1 Call Report Download Fee                   $   125
     -    CPU usage for this pricing has been          $   250
          estimated at 2,500 seconds at the current
          rate of $.10 per CPU second and is
          controlled by bank usage. CPU seconds will
          be invoiced at the then current standard
          published price list.
     -    Data load of accounts into the warehouse     $   321
          has been currently estimated at 11,450 at
          the current rate of $0.028 and is subject
          to growth. Additional volumes of accounts,
          customers, sessions, etc. will be invoiced
          at the then current standard published price
          list for all records in excess of 11,450.

EFT Services
          Network Administration Fee, Terminal Support $   630
          for 1 terminal, 500 Cardholders, 1,500
          Transaction Switching/routing, 1,500 On-us
          Positive Balance Authorizations, 10 Cards
          Issued, 10 PINs

VISA Check Card
          500 Cardholders, 2,790 Transactions          $   416
          Authorized/Settled, 2 Lost/Stolen Cards
          Reported, VISA Compliance Fees

Account Reconciliation
          1 Account, 1,000 Items                       $    45

Home Delivery Services
          Voice Response (Shared Unit) - 3,000        $   180
          Transfers and Inquiries - $18 monthly
          minimum
          PC Banking - Direct PC and Direct Business  $ 2,000
          Monthly minimum months 6-84

CFI Laser Pro Interface
          Monthly Maintenance Fee                      $   100

Telecommunications
          Connection and Maintenance Fee               $   TBD
                                                       -------

Total Monthly Fee
          Monthly Base Fee plus Additional Services    $12,292
          (excluding TBDs)                             =======


Branch Automation - See Branch Automation Agreement





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

C.      Pricing Assumptions

- Services and related costs included in the proposed business solution were determined by business requirements expressed by, or volumes provided by, Customer. M&I may revise its proposal depending upon the extent of required changes in volumes, products or services.

-    All Variable Services are based on actual usage.

-    Customer's current core account volumes are as follows:

               Deposit Accounts               0
               Loan Notes                     0
               General Ledger Accounts        0
               CIS Accounts                   0
               --------------------------------
               Total Core Accounts            0

- The annual increase in the monthly processing fee will be calculated using "CPIU all items urban index", adjusted each year and not to exceed 5% and no less than 3%. The first annual increase will be one year from the anniversary date of the conversion.

- PC Banking - Direct PC and Direct monthly minimums will be billed as follows:

          Month 1             $200
          Month 2             $400
          Month 3             $600
          Month 4             $800
          Month 5             $1,000
          Month 6-84          $2,000

- All other products and services not previously listed or identified elsewhere in this proposal will be at M&I's then current standard published price list.

     - Pricing for the Information Desktop product which includes InFormatter and Report Edge includes 1 workstation at $1,300 per workstation. Customer will receive 100 loan and 100 deposit InFormatter reports. Estimated accounts loaded to the Data Warehouse is 11,450. CPU second usage has been estimate and priced at 2,500 CPU seconds. Training will include 2 InFormatter classes and 2 Report Edge classes and is charged at $600 per class per person attending each class.

     - The tiered pricing reflects discounted pricing proposed by M&I as Customer grows to larger levels of usage.

     - Interfaces that have been included are identified in Schedule 5.1

     - It has been assumed that M&I will be providing a daily download file of report information to a certified third party optical storage system.

     - Customer will provide the training to all of the Customer Bank employees. A core group of trainers from Customer will attend train-the-trainer courses in Brown Deer, Wisconsin. An Education Services lead trainer will assist the customer trainers in developing course material and consult on the development of a training schedule.

     - Customer and M&I will each dedicate a team to provide continuity in the conversion process. This team will consist of an expert in Loans, Deposits, General Ledger, Customer Information, and Branch Operations.

     E. Summary Of One-Time Conversion Costs

     The following is a summary of the cost to establish customer to M&I's Systems. These estimates are based on the number of bank locations, estimated account and transaction volumes, and third party time and materials required to execute a successful start up.

     Set-Up Programming And Product Support
            Subtotal                                        $            65,000

     Set-Up Cost Estimates
            Telecommunications Equipment & Installation     $               TBD
            Set-Up Travel                                   $  Billed at actual
            Set-Up Education                                $          Included
            EFT/VISA Check Card Start Up                    $             8,900
               1 ATM set up @ $200
               EFT Processing set up - 1 institution @
               $300, 1 cardbase @ $400
               1 Network @ $4,000
               VISA interface to M&I @ $1,500
               VISA interface fee paid directly to VISA
               $1,500
               VISA product support @ $1,000
            Shared Voice Response Unit Set Up Fee           $            15,000
            CFI Laser Pro Interface Setup/Consulting Fee    $             3,000

     IPS Accounts Payable, Fixed Assets Software and General     $  8,550
     Ledger Interface
     PC Banking - Direct PC and Direct Business Set-up fee and   $ 25,000
     training for 1 user
     - Information Desktop License (1 workstation) - $1,300      $  6,700
     - Introduction to InFormatter - 2 day class - 2 students -
       $1,200
     - Introduction to Report Edge - 2 day class - 2 students -
       $1,200
     - 2 days on-site Call Report Consulting (does not include
       T&E) - $3,000
     Subtotal excluding TBD's                                     $132,150

Branch Automation - See Branch Automation Agreement

- All out of pocket/pass through fees such as travel and third party fees are Customer's responsibility.
- Total one-time conversion costs, including travel, are to be paid in the following manner: $25,000 due upon contract execution and the remaining due upon the Commencement Date. If bank fails to open, Bay Cities Bank (I.O.), will be responsible for all costs incurred by M&I Data Services in the start up effort.

                                  SCHEDULE 9.1

                             PERFORMANCE STANDARDS

     A. Batch Processing. M&I will initiate batch processing and have bank operations reports available for transmission to Customer or make the processed item and reports available, within five (5) hours on all processing days in a calendar month [fifteen (15) hours at year-end] provided M&I receives all input data from Customer at the Operations Center by 1:00 a.m. (local time of the Operations Center). Performance Standard: M&I shall not miss the deliverable identified above more than twice in any calendar month.

     B. On-line Availability. M&I will ensure that its on-line computing facilities are available for the processing of Customer's on-line transactions at a minimum of ninety-seven point five percent (97.5%) of the time, as prescribed by Customer, measured over a calendar month at the point of departure from M&I's communications controller. The time prescribed by Customer for each banking day for which on-line computing facilities shall be made available for each product or service is set forth below. "Availability" for purposes of this paragraph shall be expressed as a percentage for each calendar month and shall be the number 100 less the ratio of (i) time period of unscheduled outages over (ii) total time prescribed less the time period of scheduled outages.

                         Service Availability

     ATM(1)
     Monday-Thursday     12:01 a.m.  -  12:00 midnight
     Friday              12:01 a.m.  -  12:00 midnight
     Saturday            12:01 a.m.  -  12:00 midnight
     Sunday              12:01 a.m.  -  12:00 midnight

     Cardbase Management System
     Monday - Thursday    7:00 a.m.  -  10:00 p.m.
     Friday               7:00 a.m.  -  10:00 p.m.
     Saturday             7:00 a.m.  -  10:00 p.m.
     Sunday               7:00 a.m.  -  10:00 p.m.

CIS & Deposit System
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday            7:00 a.m.  -  10:00 p.m.
Sunday              7:00 a.m.  -  10:00 p.m.

Loan System
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday            7:00 a.m.  -  10:00 p.m.
Sunday              7:00 a.m.  -  10:00 p.m.

Information Desktop
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday            7:00 a.m.  -  10:00 p.m.
Sunday              7:00 a.m.  -  10:00 p.m.

Teller System
Monday - Thursday   6:45 a.m.  -  10:00 p.m.
Friday              6:45 a.m.  -  10:00 p.m.
Saturday            6:45 a.m.  -  10:00 p.m.
Sunday              6:45 a.m.  -  10:00 p.m.

IRS Government Reporting System
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday            7:00 a.m.  -  10:00 p.m.
Sunday              7:00 a.m.  -  10:00 p.m.

Account Analysis
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday            7:00 a.m.  -  10:00 p.m.
Sunday              7:00 a.m.  -  10:00 p.m.

Safe Box
Monday - Thursday   7:00 a.m.  -  10:00 p.m.
Friday              7:00 a.m.  -  10:00 p.m.
Saturday - Sunday   7:00 a.m.  -  10:00 p.m.

VRU (Money Talks)(1)
Monday -- Thursday         12:01 a.m.     --     12:00 midnight
Friday                     12:01 a.m.     --     12:00 midnight
Saturday                   12:01 a.m.     --     12:00 midnight
Sunday                     12:01 a.m.     --     12:00 midnight

Bank Control
Monday -- Thursday          7:00 a.m.     --     10:00 p.m.
Friday                      7:00 a.m.     --     10:00 p.m.
Saturday                    7:00 a.m.     --     10:00 p.m.
Sunday                      7:00 a.m.     --     10:00 p.m.

Account Reconciliation
Monday -- Thursday          7:00 a.m.     --      6:45 p.m.
Friday                      7:00 a.m.     --      9:30 p.m.
Saturday                    7:00 a.m.     --      4:30 p.m.

Deposit Teller(1)
Monday -- Thursday         12:01 a.m.     --     12:00 midnight
Friday                     12:01 a.m.     --     12:00 midnight
Saturday                   12:01 a.m.     --     12:00 midnight
Sunday                     12:01 a.m.     --     12:00 midnight


-------------------------

     (1) M&I's objective is to provide 24 x 7 hour availability for these systems. M&I does, however, need to perform regular technical maintenance (e.g., NCP maintenance), CPU IPLs, DASD installs, IHS gens, etc.). This type of maintenance is performed between 2:00 a.m. and 6:00 a.m., CST/CDT. These activities may result in system downtime during this window.

     C. Processing Time. M&I will process transactions in an average of 2.5 seconds for teller transactions (not to exceed six (6) seconds for five percent (5%) of all transactions per month) and in an average of three point five (3.5) seconds (not to exceed seven (7) seconds for five percent (5%) of all transactions per month) for bank operations CRT transactions as measured over a calendar month, from the time the transaction is sent by the Customer's controller or gateway to the time the processed data is returned to the Customer's controller or gateway. Should M&I not be able to perform in accordance with the Performance Standards because Customer failed to acquire network or equipment recommended by M&I, or such additional network or equipment as may be reasonably necessary based on the circumstances, M&I shall notify Customer in writing and Customer shall either acquire such network and/or equipment or accept the response time that is achieved.

                                 SCHEDULE 11.1

                                TERMINATION FEE

     This Agreement may be terminated by (a) M&I pursuant to Section 11.2 of this Agreement, or (b) by Customer for convenience upon at least six (6) months' prior written notice to M&I; provided that in either case, Customer shall pay M&I an early termination fee ("Termination Fee") in an amount equal to sixty percent (60%) of the Estimated Remaining Value. Customer shall not deliver notice of termination for convenience to M&I prior to expiration of the first Contract Year. The Termination Fee shall apply to any early termination of this Agreement (or termination by Customer of any Service included in the Initial Services) other than termination of this Agreement by Customer pursuant to Sections 11.2 or 11.3 of this Agreement. In the case of (b) above, fifty percent of the Termination Fee shall be paid to M&I within thirty (30) days following the date of Customer's notice and the remaining 50% shall be paid to M&I within thirty (30) days prior to the Effective Date of Termination. In the case of (a) above, the entire Termination Fee shall be paid at least sixty (60) days prior to the Effective Date of Termination. In addition to the foregoing, Customer shall pay to M&I any unamortized fees and all reasonable Expenses in connection with the disposition of equipment, facilities and contracts related to M&I's performance of the Services on behalf of Customer. The Termination Fee shall not be subject to the limitations set forth in Section 13.4 of this Agreement.

                                       79